UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2017
TELENAV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)

4655 Great America Parkway, Suite 300
Santa Clara, California 95054
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 1, 2017, the Compensation Committee of the Board of Directors (the “Committee”) of Telenav, Inc. (the “Company”) approved the compensation arrangements of and grants of restricted stock units (“RSUs”) to certain executive officers of the Company for the fiscal year ending June 30, 2018 (“fiscal 2018”). The fiscal 2018 compensation arrangements for and RSUs granted to such executive officers are as follows:

Name	Base Salary	Bonus Target for Fiscal 2018 as a Percentage of Base Salary	Restricted Stock Units
H.P. Jin President, Chief Executive Officer and Chairman	$380,000	100%	—
Michael W. Strambi Chief Financial Officer and Treasurer	$315,000	60%	90,000
Salman Dhanani Co-President, Automotive Business Unit	$280,000	60%	100,000
Philipp Kandal Senior Vice President, Engineering	€268,791	60%	40,000
Hassan Wahla Co-President, Automotive Business Unit	$280,000	60%	80,000

The base salaries listed for the executive officers in the table above are effective as of September 1, 2017. The bonus targets specified for the executive officers in the table above are for use under the Company's Executive Bonus Plan for fiscal 2018. The Company's Chief Executive Officer may make adjustments to the bonus targets of up to 15% of each bonus target pursuant to the terms of the Executive Bonus Plan.

The RSUs granted to the Company's executive officers listed in the table above will be effective as of August 10, 2017, or the vesting commencement date, and will vest as to 1/4th of the shares each year after the vesting commencement date on the same day of the year as the vesting commencement date, subject to the executive officer's continuous status as a service provider. The RSUs were granted under the Company's 2009 Equity Incentive Plan, as amended.
Also on August 1, 2017, the Compensation Committee and Board of Directors of the Company appointed Lily M. Toy as General Counsel and Secretary of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: August 7, 2017	By: /s/ Lily M. Toy
Name: Lily M. Toy
Title: General Counsel and Secretary